UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 14, 2006
Lions Gate Entertainment Corp.
(Exact name of registrant as specified in charter)
British Columbia, Canada
(State or Other Jurisdiction of Incorporation)

(Commission File Number) 1-14880	(IRS Employer Identification No.) N/A
(Address of principal executive offices)
2200-1055 West Hastings Street
Vancouver, British Columbia V7J 3S5
and
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404
Registrant’s telephone number, including area code) (604) 721-0719
NO CHANGE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 14, 2006, Lions Gate Films Inc., an indirect wholly-owned subsidiary of Lions Gate Entertainment Corp. (the “Company”) and Sobini Films executed the agreement (the “Agreement”) dated as of December 6, 2005, approved by the Nominating and Corporate Governance Committee and the Audit Committee of the Board of Directors of Lions Gate Entertainment Corp., with respect to the distribution rights to the motion picture entitled “The Prince and Me II” (the “Picture”). Mark Amin, a director of Lions Gate Entertainment Corp., is the owner and Chief Executive Officer of Sobini Films. Pursuant to the Agreement, the Company will be the sales agent for all distribution rights in and to the Picture throughout the world, excluding the United States and Canada. The Company will also be entitled to enter into license agreements for a term of seven years; provided that each license agreement may have a license period of 10 years (or 15 years in the major territories). The Company’s distribution fee is 15% of gross receipts in all media distributed by the Company; provided that once gross receipts equal $1,000,000, the Company’s distribution fee increases on a prospective basis to 20% of gross receipts.
     On March 14, 2006, the Company and Sobini Films executed the agreement (the “Second Agreement”) dated as of March 24, 2005 with respect to the distribution rights to the motion picture currently entitled “Streets of Legend” (the “Second Picture”). Pursuant to the Second Agreement, the Company acquired all distribution rights in and to the Second Picture, throughout the United States, Canada, and for United States television exploitation only, Bermuda and the Bahamas Islands (the “Territory”). The term of the Second Agreement is for a period of seven years from the initial commercial theatrical release of the Second Picture in the Territory, which period is to be extended, if necessary, in order to accommodate a pay cable television license with Showtime Networks Inc. The Company is required to pay a home video advance in the amount equal to 50% of Sobini Films’ projected share of adjusted gross receipts from the Company’s initial home video release of the Second Picture in the Territory. The Company’s distribution fee is 15% of gross receipts in all media distributed by the Company. After the Company deducts its fees and recoups all of its expenses, 100% of the remainder is payable to Sobini Films.
     On March 14, 2006, the Company and Sobini Films executed the agreement (the “Third Agreement”) dated as of December 6, 2005 with respect to the distribution rights to the motion picture entitled “Peaceful Warrior” (the “Third Picture”). Pursuant to the Third Agreement, the Company acquired all theatrical, non-theatrical, home video (excluding Blockbuster store rights) and television distribution rights in and to the Third Picture, throughout the United States and Canada, and for United States television exploitation only, Bermuda and the Bahamas Islands (the “Territory”). The term of the Third Agreement is for a period of 10 years from the initial commercial theatrical release of the Third Picture in the Territory, which period is to be extended, if necessary, in order to accommodate a pay cable television license with Showtime Networks Inc. Sobini Films will be guaranteeing a theatrical release expenditure of $2,000,000. The Company’s distribution fee is 15% of gross receipts in all media distributed by the Company. After the Company deducts its fees and recoups all of its expenses, 100% of the remainder is payable to Sobini Films; provided that if the Company contributes $2,000,000 or more in print and advertising costs in addition to the amount guaranteed by Sobini Films, the Company will be entitled to receive 10% of net receipts after Sobini Films has first received the aggregate of $2,500,000 in addition to any monies paid to the Company with respect to the theatrical release guarantee.
     On March 17, 2006, the Company and Icon International, Inc. (“Icon”) entered into two agreements. Under the Purchase Agreement, the Company agreed to transfer to Icon for liquidation purposes certain excess inventory CDs, VHS tapes and DVDs in inventory. In return, Icon agreed to pay the Company the sum of $650,000.
     In a Vendor Subscription Agreement, (the “Vendor Subscription Agreement”), the Company agreed to purchase approximately $4,103,125 in net media advertising through Icon in order to earn $820,625 in guaranteed minimum credits under a formula set forth under the Vendor Subscription Agreement in exchange for Icon’s media advertising procurement services. The guaranteed minimum credits will be credited against the guaranteed minimum payment to satisfy the Company’s minimum payment obligation under the Vendor Subscription Agreement. The Company intends to spend $5,577,894 ($4,741,210 in net media advertising under the terms of the Vendor Subscription Agreement) in media advertising through Icon and Icon has acknowledged that when delivered such a purchase will extinguish the Company’s guaranteed minimum payment obligation under the Vendor Subscription Agreement. Darryl Simm, a director of Lions Gate Entertainment Corp., is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Icon directly reports to Omnicom Group, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 20, 2006

By:	/s/ James Keegan
	Name:	James Keegan
	Title:	Chief Financial Officer